FOR IMMEDIATE RELEASE

Columbia Laboratories and Watson Pharmaceuticals Confirm
FDA Advisory Committee to Review Preterm Birth NDA

Advisory Committee for Reproductive Health Drugs Meeting Scheduled for January 20, 2012

LIVINGSTON and PARSIPPANY, NJ- November 10, 2011 - Columbia Laboratories, Inc. (Nasdaq: CBRX), and Watson Pharmaceuticals, Inc. (NYSE: WPI), today confirmed that the Advisory Committee for Reproductive Health Drugs of the U.S. Food and Drug Administration (FDA) is scheduled to review Columbia's New Drug Application (NDA) for progesterone vaginal gel for the reduction of risk of preterm birth in women with short uterine cervical length regardless of other risk factors in the mid-trimester of pregnancy on January 20, 2012.
The Advisory Committee for Reproductive Health Drugs is an independent panel of experts that evaluates data concerning the efficacy and safety of marketed and investigational products for use in the treatment of reproductive conditions and makes non-binding recommendations to the FDA. While the FDA will consider recommendations of the committee, the final decision regarding the approval of the product rests solely with the FDA.
The companies announced on June 27, 2011 that the FDA accepted the NDA for filing. The FDA's goal is to review and act on the NDA by February 26, 2012 under the Prescription Drug User Fee Act IV (PDUFA). The NDA includes data from two Phase III clinical trials evaluating the use of progesterone vaginal gel in reducing the risk of preterm birth in women, as well as supportive pharmacokinetic studies.
The FDA will publish materials pertaining to the meeting at http://www.fda.gov/AdvisoryCommittees/CommitteesMeetingMaterials/Drugs/ReproductiveHealthDrugsAdvisoryCommittee/ucm262537.htm.
Changes to the Advisory Committee meetings calendars may also be found on the FDA website at http://www.fda.gov/AdvisoryCommittees/Calendar/ucm153468.htm.
About Watson Pharmaceuticals
Watson Pharmaceuticals, Inc. is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets. For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.
About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel), for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals. CRINONE is commercialized outside the U.S. by Merck Serono. Columbia's press releases and other company information are available online at http://www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “intends,” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the outcome of further analyses by the FDA of the clinical data in the Preterm Birth NDA; success in obtaining timely approval of the Preterm Birth NDA by the FDA; the timing and level of success of a future product launch, if any; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's and Watson's reports filed with the SEC, including, but not limited to, their respective Annual Reports on Form 10-K for the year ended December 31, 2010. Neither Columbia nor Watson undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.
CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.
Contacts

For Columbia Laboratories, Inc.	For Watson Pharmaceuticals, Inc.
Investors	Investors
Lawrence A. Gyenes	Patty Eisenhaur
SVP, Chief Financial Officer & Treasurer	VP, Investor Relations and Corp. Comm.
Columbia Laboratories, Inc.	(862) 261-8141
(973) 486-8860
#NAME!	Media
Seth Lewis	Charlie Mayr
VP, The Trout Group LLC	SVP, Corporate Affairs
(646) 378-2952	(862) 261-8483

Media
Amy Raskopf
President, Raskopf Communications, LLC
(917) 673-5775
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